Exhibit 99.1

CONTACT:	Steve Gaut – 248-354-7826
Jennifer Rass – 248-354-7502

Federal-Mogul Corporation Reports Record First Quarter Sales

Combined with Solid Operating Performance

Southfield, Michigan, April 22, 2008…Federal-Mogul Corporation (OTC Bulletin Board: FEMO) today reported its first quarter 2008 financial results with record quarterly sales of $1.86 billion, an increase of eight percent over the same period of the prior year. During the first quarter, the company recorded a one-time, non-cash charge of $68 million relating to re-valuation of inventory, as required by fresh start reporting following emergence from Chapter 11 in December 2007. The company reported a net loss of $(32) million as compared to net income of $5 million in the first quarter of 2007. Without the inventory charge and the associated tax impact, net income would have been $32 million, or two percent of sales. Federal-Mogul’s Operational EBITDA1 was $206 million or 11 percent for Q1 2008, up from the same period in 2007 when the company reported Operational EBITDA of $199 million.

Financial Summary (in $millions)	Three Months Ended March 31, 2008
	2008	2007
Net sales	1,859	1,716
Gross margin	266	308
Adjusted gross margin [2]	335	308
Selling, general and administrative expenses	(209)	(207)
Net income (loss)	(32)	5
Adjusted net income [3]	32	5
Operational EBITDA [1]	206	199

During the quarter, sales were $1.86 billion, up $143 million, or eight percent above the same period in 2007. The sales results were impacted by favorable currency exchange of $120 million and increased sales of $23 million, principally to European original equipment vehicle manufacturers. The company continues to benefit from strong new business bookings with balanced regional sales and a globally diverse customer base with no single customer accounting for more than seven percent of global sales as of December 31, 2007.

Federal-Mogul realized a gross margin of $266 million or 14.3 percent of sales in the first quarter of 2008, versus $308 million or 17.9 percent of sales in the first quarter of 2007. The gross margin was unfavorably impacted by a $68 million, non-cash inventory adjustment previously discussed. Without the inventory adjustment, gross margin for the quarter would have been $335 million, or nine percent above the prior year and at 18 percent of sales. This improvement shows that the company maintained its operating performance in spite of ongoing raw materials, energy and other general industry cost pressure.

Selling, general and administrative (SG&A) expense for the quarter was $209 million, in comparison to $207 million in the same period in 2007. SG&A as a percentage of sales was favorably reduced in the first quarter of 2008 to 11.2 percent compared to 12.1 percent in the same period a year ago. The change in SG&A comprised a reduction of $8 million offset by unfavorable currency exchange of $10 million during the quarter.

Federal-Mogul reported cash flow4 for the first quarter of 2008 of $49 million, which compares favorably to $12 million in the same period of 2007.

On April 7, Federal-Mogul announced it will list its Class A Common Stock on the NASDAQ Global Market on April 23, 2008, and will trade under the symbol “FDML”.

“We are pleased to report a strong quarter, which shows the benefits of our solid operating performance, combined with our customer, regional and product line diversification. More than 60 percent of our revenue in the quarter was generated outside the U.S.,” said President and Chief Executive Officer José Maria Alapont. “The operational EBITDA is improved as a result of our restructuring and cost-reduction efforts as outlined in our strategy for sustainable global profitable growth.”

1	Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.
2	Adjusted gross margin is equal to reported gross margin excluding the $68 million impact on gross margin of the fresh-start reporting valuation of inventory.
3	Adjusted net income is equal to reported net income excluding the $68 million impact on gross margin on the fresh start reporting of inventory adjusted for the tax benefit on the inventory adjustment of $5 million.
4	Cash flow is equal to net cash provided by operating activities less net cash used by investing per the attached statement of cash flows.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs 50,000 people in 35 countries. Visit the company’s Web site at www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, including the anticipated date of listing of the Class A Common Stock on the NASDAQ, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, Federal-Mogul’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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FEDERAL-MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Data)

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31
	2008	2007
Net sales	$1,859.2	$1,716.5
Cost of products sold	(1,592.8)	(1,408.7)

Gross margin	266.4	307.8
Selling, general and administrative expenses	(208.7)	(206.9)
Interest expense, net	(48.2)	(50.0)
Amortization expense	(16.1)	(4.6)
Chapter 11 and Administration related reorganization expenses	(9.8)	(13.6)
Equity earnings of unconsolidated affiliates	8.7	7.9
Restructuring expense, net	(1.7)	(16.1)
Other income (expense), net	(2.5)	11.1

Income (loss) before income taxes	(11.9)	35.6
Income tax expense	(19.6)	(31.1)

Net income (loss)	$(31.5)	$4.5

Basic and diluted income (loss) per common share:
Net income (loss) per common share	$(0.31)	$0.05

FEDERAL-MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	Successor Company
	(Unaudited)
	March 31 2008	December 31 2007
Current assets:
Cash and equivalents	$764.4	$425.4
Accounts receivable, net	1,268.0	1,095.9
Inventories, net	1,067.5	1,074.3
Prepaid expenses and other current assets	322.0	526.4

Total current assets	3,421.9	3,122.0
Property, plant and equipment, net	2,141.0	2,061.8
Goodwill and indefinite-lived intangible assets	1,850.2	1,852.0
Definite-lived intangible assets, net	300.7	310.0
Other noncurrent assets	531.4	520.5

	$8,245.2	$7,866.3

Current liabilities:
Short-term debt, including current portion of long-term debt	$123.3	$117.8
Accounts payable	710.2	726.6
Accrued liabilities	483.0	496.0
Current portion of postemployment benefit liability	62.3	61.2
Other accrued liabilities	197.2	167.3

Total current liabilities	1,576.0	1,568.9
Long-term debt	2,811.4	2,517.6
Postemployment benefits	966.9	936.9
Long-term portion of deferred income taxes	340.3	331.4
Other accrued liabilities	287.6	300.3
Minority interest in consolidated affiliates	98.1	87.5
Shareholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Accumulated deficit	(31.5)	—
Accumulated other comprehensive income	72.7	—

Total shareholders’ equity	2,164.9	2,123.7

Total Liabilities and Shareholders' Equity	$8,245.2	$7,866.3

FEDERAL-MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31
	2008	2007
Cash Provided From (Used By) Operating Activities
Net income (loss)	$(31.5)	$4.5
Adjustments to reconcile net earnings to net cash provided from (used by) operating activities:
Depreciation and amortization	88.4	83.9
Cash received from 524g Trust	225.0	—
Change in postemployment benefits, including pensions	(9.7)	(16.5)
Changes in deferred taxes	1.8	(1.8)
Changes in operating assets and liabilities:
Accounts receivable	(138.8)	(143.9)
Inventories	36.9	(5.8)
Accounts payable	(42.9)	43.8
Other assets and liabilities	(13.5)	85.7

Net Cash Provided From Operating Activities	115.7	49.9

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(64.1)	(54.7)
Net proceeds from the sale of property, plant and equipment	2.6	16.9
Payments to acquire business	(4.7)	—

Net Cash Used By Investing Activities	(66.2)	(37.8)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on exit facility	2,082.0	—
Repayment of Tranche A, Revolver and PIK Notes	(1,798.2)	—
Proceeds from borrowings on DIP credit facility	—	90.0
Principal payments on DIP credit facility	—	(88.1)
Increase (Decrease) in short-term debt	(6.3)	9.4
Increase (decrease) in other long-term debt	9.9	(1.2)
Payments on factoring arrangements	(2.4)	(58.7)
Debt issuance fees	(0.3)	(0.3)

Net Cash Provided From (Used By) Financing Activities	284.7	(48.9)

Effect of foreign currency exchange rate fluctuations on cash	4.8	1.5

(Decrease) increase in cash and equivalents	339.0	(35.3)

Cash and equivalents at beginning of period	425.4	359.3

Cash and equivalents at end of period	$764.4	$324.0

FEDERAL-MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of Dollars)

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31
	2008	2007
Gross margin as reported	$266.4	$307.8
Adjustment to exclude impact of fresh-start valuation of inventory	68.2	—

Adjusted gross margin	$334.6	$307.8

Net Income (Loss) as reported	$(31.5)	$4.5
Adjustment to exclude impact of fresh-start valuation of inventory	68.2	—
Income tax benefit of inventory adjustment	(4.9)	—

Adjusted Net Income	$31.8	$4.5

Income (loss) before income taxes	$(11.9)	$35.6
Depreciation and amortization	88.4	83.9
Chapter 11 and Administration related reorganization expenses	9.8	13.6
Interest expense, net	48.2	50.0
Restructuring expense, net	1.7	16.1
Fresh-start Inventory Adjustment	68.2	—
Other	1.2	0.2

Operational EBITDA	$205.6	$199.4

Management believes that excluding the non-recurring, non-cash impact of fresh-start valuation of inventory from gross margin and net loss provides information most comparable to that of the prior year.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.